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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:    Patricia Baldwin
            Corporate Communications
            972-888-7472

            Terry Taylor
            General Counsel
            972-888-7538



              BUSINESS LEGEND, PHILANTHROPIST ROBERT H. DEDMAN SR.
                          SUCCUMBS TO LONG-TERM ILLNESS
       CLUBCORP FOUNDER LEAVES RICH LEGACY TO FAMILY, INDUSTRY, EDUCATION,
                                    MEDICINE


DALLAS August 20, 2002 -- Robert H. Dedman, Dallas business leader, philanthropist, entrepreneur, family man, and founder of ClubCorp Inc., the world's largest owner and operator of golf courses, private clubs and resorts, died today from a long-term illness. He was 76.

Mr. Dedman, chairman of the ClubCorp Board of Directors at his death, launched the company (then called Country Club Inc.) in 1957 with the purchase of 400 acres in Dallas to develop Brookhaven Country Club. Mr. Dedman was once described by an industry executive as "the Henry Ford of the club management business." With the conviction that most clubs were built and managed like they were "nobody's business," Mr. Dedman set out to build a private club company that would be "somebody's business." In the process, he became the "King of Clubs."

Dallas-based ClubCorp has since grown to hold $1.6 billion in assets and internationally owns or operates more than 200 golf courses, country clubs, private business and sports clubs and resorts. Among the company's nationally recognized golf properties are Pinehurst in the Village of Pinehurst, N.C., (site of the 1999 and 2005 U.S. Opens); Firestone Country Club in Akron, Ohio, (site of the 2002 Senior PGA Championship); Indian Wells Country Club in Indian Wells, Calif. (site of the Bob Hope Chrysler Classic); The Homestead in Hot Springs, Va., (America's first resort founded in 1766); and Mission Hills Country Club in Rancho Mirage, Calif., (home of the Kraft Nabisco Championship).

ClubCorp established itself as a major resort operator when, in 1984, Mr. Dedman purchased the renowned Pinehurst Resort & Country Club in North Carolina from a consortium of banks. At the time, the resort was literally in a state of disrepair. Mr. Dedman not only invested to restore the resort to its



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position as the world's premier golf resort and the "St. Andrews of America,"
but he elevated the stature of the Donald Ross-designed Pinehurst No. 2 to championship status. After serving as the venue for the 1999 U.S. Open Championship, Pinehurst No. 2 again was tapped by the U.S. Golf Association to serve as the site of the 2005 U.S. Open.

Mr. Dedman often attributed his success to a balanced approach in his business and in his family life, the drive for excellence in all endeavors and the development of "win-win" relationships. He chronicled his philosophies -- dubbed "Robert's Rules of Order" -- in his 1999 book, King of Clubs: Grow Rich In More Than Money. Although he earned his B.A., B.S. and L.L.B. from the University of Texas at Austin, and his Master's of Law degree from Southern Methodist University in Dallas, he preferred to be known as "my company's best salesman because I founded the company and set its vision on how to balance sales, service and pricing to give the best value."

"My family is deeply saddened but extremely gratified by the immediate and overwhelming outpouring of sympathy," said Robert Dedman Jr., Mr. Dedman's successor and ClubCorp CEO since 1998. "And I believe I speak for our extended family of ClubCorp Members, Guests, business partners and Employee Partners when I say we have lost an inspirational leader, a caring mentor and a devoted friend."

Robert Dedman received numerous honors throughout his career, including Texas Entrepreneur of the Year in 1976, Dallas Humanitarian of the Year in 1980, Texas Business Hall of Fame in 1987 and the Horatio Alger Award in 1989. He was an active philanthropist, and the Dedman School of Law, Dedman College and the Dedman Center for Lifetime Sports at Southern Methodist University are named in honor of him. He also served two terms as a member and chairman of the Texas State Highway and Public Transportation Commission.

"Robert Dedman's commitment to SMU through the years has been truly extraordinary," SMU President R. Gerald Turner said. "Through his and Nancy's great generosity of time, talents and financial resources, he played a major role in the university's progress. We are grateful for their visionary support, which will benefit both present and future generations of students."

From his North Palm Beach, Fla., home, Jack Nicklaus and his wife, Barbara, issued a statement: "Robert Dedman was certainly the leader in how to make golf work as a business. What he created and built will serve as a model for many others in the industry for years to come. Not only did I enjoy my professional and personal relationship with Robert, but I considered it a privilege to know him and call him a friend. Barbara and I send our most sincere thoughts, prayers and sympathies to his family and his extended family at ClubCorp."



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One of Mr. Dedman's frequent assertions was "we're in the business of selling fun." He usually added, "I'm probably the luckiest man alive because my work is literally my playground." He was particularly delighted when, at 65, he shot his age on the golf course.

Mr. Dedman continued to work long hours well into his 70s. But he also found time to play his beloved sports of golf and tennis -- and he always refused to name which sport he liked best. In his later years, he traded his weekend work for a tennis match and substituted his "business golf" for time on the links with his wife, Nancy, and his grandsons.

Mr. Dedman acknowledged in his book that he could "go on" about golf because the game provided him a metaphor for life. He wrote: "You don't have to be a golfer to understand that the game involves keeping score, hoping to win and learning to lose."

In an interview on the 45th anniversary of ClubCorp in 2002, Mr. Dedman said he would like to be remembered as "a giver, not as a taker."

Robert H. Dedman is survived by his wife, Nancy; daughter, Patricia Dedman Dietz, and her husband, Mark Dietz; son, Robert H. Dedman Jr., and his wife, Rachael Redecker Dedman; five grandchildren, Jonathan Dietz, Jeffrey Dietz, Christina Dietz, Catherine Dedman and Nancy Dedman.

A public viewing will be held from 6 p.m. to 8 p.m. Thursday, Aug. 22, at Sparkman Hillcrest, 7405 W. Northwest Highway in Dallas. On Friday, Aug. 23, a memorial service will be held at 3 p.m. at Highland Park United Methodist Church, 3300 Mockingbird Lane, Dallas. In lieu of flowers, the family asks that memorial "remembrances" be sent in the form of written recollections of Robert Dedman. These memories subsequently will be compiled and distributed in his honor. Please mail to "Robert Dedman Remembrances," 3030 LBJ Freeway, Dallas, TX 75234.

For more information about ClubCorp, visit www.clubcorp.com.